SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act

Movie Gallery, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	63-1120122
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

900 West Main Street, Dothan Alabama	36301
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to: General Instruction A.(c), please check the following box.	☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to: General Instruction A.(d), please check the following box	☐

Securities Act registration statement file number to which this form relates:         33-80120

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On May 20, 2008 (the “Effective Date”), Movie Gallery, Inc. (“Movie Gallery”) and each of its affiliates organized in the United States (collectively, the “Debtors”) consummated the transactions contemplated by the Second Amended Joint Plan of Reorganization of Movie Gallery, Inc. and Its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code (as it has been amended, modified and supplemented, the “Plan”), dated April 9, 2008, as confirmed by the order (the “Confirmation Order”) of the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) entered on April 10, 2008, and emerged from chapter 11 in accordance with the Plan.

On the Effective Date, Movie Gallery’s common stock outstanding immediately prior to the Effective Date (the “Old Common Stock”) was cancelled pursuant to the Plan. On or promptly after the Effective Date, Movie Gallery will issue an aggregate of 20,970,958 shares of common stock, par value $0.001 per share (the “New Common Stock”), pursuant to the Plan. In connection with Plan, Movie Gallery adopted an Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”), effective as of the Effective Date.

The following sets forth a description of the New Common Stock and other relevant provisions of the Certificate and the Bylaws. This description of the Certificate and the Bylaws is qualified in its entirety by reference to the full text of these documents, copies of which are filed as Exhibits 1 and 2, respectively, and are incorporated by reference herein. The following description of the New Common Stock amends and replaces in its entirety the description of the Old Common Stock incorporated by reference into the Registration Statement on Form 8-A, dated July 20, 1994.

Authorized Capital Stock

The total number of shares of all classes of stock that Movie Gallery is authorized to issue is 62,000,000 shares, consisting of 60,000,000 shares of New Common Stock and 2,000,000 shares of Preferred Stock, par value $0.01 per share. All of the New Common Stock issued under the Plan is fully paid and nonassessable.

Voting Rights

Each outstanding share of stock of Movie Gallery entitles the holder thereof to one vote on each matter on which stockholders generally are entitled to vote.

Dividends

The stockholders are entitled to receive dividends, if and when declared payable from time to time by the Board of Directors.

Preemptive or Similar Rights

The New Common Stock is not entitled to preemptive or other similar subscription rights to purchase any securities of Movie Gallery.

Conversion Rights

The New Common Stock is not convertible or exchangeable into any other security of Movie Gallery.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to fix or alter from time to time the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions of a wholly unissued series of Preferred Stock, to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

Restriction on Issuance of Non-Voting Securities

Movie Gallery shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the Bankruptcy Code; provided, however, that this restriction (A) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

Number of Directors

The Bylaws provide that the Board of Directors of Movie Gallery shall consist of not less than five nor more than nine directors. The exact number of directors shall be fixed by a resolution approved by the Board of Directors.

Removal of Directors

The Bylaws provide that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors

The Bylaws provide that vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, or by the stockholders.

Special Meetings of Stockholders

The Bylaws provide that special meetings of Movie Gallery’s stockholders may be called only by any officer at the request of a majority of the Board of Directors, the Chairman of the Board of Directors, the President, the Chief Executive Officer or the holders of at least 51% of the outstanding shares of New Common Stock.

Quorum at Meeting of Stockholders

The Bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Advance Notice Procedures for Stockholder Proposals

The Bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Movie Gallery’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Although the Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Movie Gallery.

Action by Written Consent

Stockholders may take action by written consent in lieu of a meeting.

Limitation of Personal Liability of Directors

The Certificate provides that a director of Movie Gallery shall not be personally liable to Movie Gallery or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except a director shall be liable (i) for any breach of the director’s duty of loyalty to Movie Gallery or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

Indemnification

The Certificate and the Bylaws provide that Movie Gallery shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he, his testator or estate is or was a director or officer of Movie Gallery or by reason of the fact that such director or officer, at the request of Movie Gallery, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Movie Gallery, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Movie Gallery may also enter into contracts with any director, officer, employee, or agent of the corporation for the purpose of providing indemnification rights equivalent to or greater than those discussed immediately above.

The indemnification permitted by the Certificate shall not affect any rights to indemnification to which employees other than directors and officers may be entitled by law. The indemnification permitted by the Bylaws shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders, or disinterested directors, pursuant to the direction of any court of competent jurisdiction or otherwise.

Pursuant to the Certificate and the Bylaws, Movie Gallery may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation.

Amendment of the Bylaws

The Certificate provides that the Board of Directors is authorized to adopt, repeal, rescind, alter, or amend the Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered, or amended by the stockholders of Movie Gallery, by the affirmative vote of a majority of the voting powers of all outstanding shares, subject to the rights of the holders of any series of Preferred Stock, regardless of class and voting together as a single voting class.

Item 2. Exhibits.

Number	Description

1.	Amended and Restated Certificate of Incorporation of Movie Gallery, incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on May 28, 2008 (the “Form 8-K”).

2.	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.2 of the Form 8-K.

3.	Form of certificate representing the shares of New Common Stock, incorporated by reference to Exhibit 4.4 of the Form 8-K.

4.	Registration Rights Agreement, dated as of May 20, 2008, by and among Movie Gallery, Inc., Sopris Capital Advisors LLC and its Affiliates, incorporated by reference to Exhibit 10.1 of the Form 8-K.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 28, 2008	Movie Gallery, Inc. (Registrant)

	By:	/s/ S. Page Todd
	Name:	S. Page Todd
	Title:	Executive Vice President, Secretary and General Counsel